Exhibit 99

175 Ghent Road
Fairlawn, Ohio 44333
www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS REPORTS SECOND QUARTER 2003 RESULTS

FAIRLAWN, OHIO, June 24, 2003—OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $5.0 million or $(0.12) per diluted share for the second quarter of 2003, compared to income of $5.5 million or $0.14 per diluted share for the second quarter of 2002. These results are consistent with expectations announced by the Company on May 8, 2003.

Included in the second quarter of 2003 was a charge of $3.1 million, net of tax, primarily related to the Company’s recent refinancing activities in which it issued $165 million of long term debt and entered into a new $100 million revolving credit facility, at the same time terminating its existing $185 million revolving credit facility and its $60 million receivables sale facility. Included in the second quarter of 2002 was a gain of $2.0 million, net of tax, related to the sale of a discontinued facility. Excluding these items, the Company reported a net loss of $1.9 million or $(0.04) per diluted share for the second quarter of 2003, as compared to income of $3.5 million or $0.09 per diluted share for the second quarter of 2002.

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OMNOVA Add 1

Sales increased 1.0% to $176.6 million for the second quarter of 2003, compared to $175.0 million during the same period a year ago. Cost of goods sold for the second quarter of 2003 increased $8.6 million to $133.1 million over last year’s second quarter. For the same period, raw material costs increased $11.4 million due to rapid inflation in oil and natural gas feedstock costs during the Iraq war. These increased costs were partially offset by improvements in manufacturing productivity and lower spending. Selling, general and administrative costs declined $1.7 million to $34.8 million in the second quarter of 2003 versus $36.5 million in the second quarter of 2002, primarily due to a reduced salary workforce and strict discretionary spending controls. Interest expense increased to $2.9 million for the second quarter of 2003 versus $2.1 million for the same period a year ago because of higher borrowing rates, partially offset by lower average debt levels. Other expense decreased $0.1 million to $0.9 million.

“The second quarter results showed improvement in sales versus the same period last year. Our cost of goods sold and SG&A expenses were $167.9 million for the second quarter of 2003 as compared to $161.0 million for the second quarter of 2002. The second quarter of 2003 included $11.4 million of higher raw material costs partially offset by $4.5 million in savings as a result of cost reduction efforts,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Rapid inflation in the prices of styrene and butadiene, two key raw materials, resulted in 12 year highs during the quarter. Costs for some of our other raw materials continued to rise as well. However, we made significant progress in the second quarter, raising product prices across both of our business segments to partially offset the higher raw material costs.

“An additional positive action was the recent completion of our refinancing plan which extended OMNOVA’s debt maturities,” McMullen said.

OMNOVA’s total debt at the end of the second quarter of 2003 was $198.0 million. The Company’s total debt and its off balance sheet receivables sale facility was $199.4 million at the end of the first quarter of 2003. Debt averaged $206.7 million during the second quarter, a reduction of $23.6 million versus last year, primarily due to improved working capital management.

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OMNOVA Add 2

Decorative & Building Products - Net sales were $93.6 million during the second quarter of 2003, a decline of 4.0% compared to $97.5 million in the second quarter of 2002. Lower refurbishment activity in corporate offices and hotels resulted in a decline in wallcovering, coated fabric and decorative laminate sales. However, sales of commercial roofing products improved versus last year as demand increased after severe winter weather hurt first quarter 2003 sales.

The segment’s operating profit totaled $2.1 million for the second quarter of 2003, as compared to operating profit of $2.5 million for the second quarter of 2002. Included in segment operating profit for the 2003 second quarter was a net gain of $0.2 million from the sale of a design center building offset by costs associated with the reduction in workforce program that was initiated in the previous quarter. Included in segment operating profit for the second quarter of 2002 was a charge of $0.4 million related to restructuring and severance costs. Excluding these items, segment operating profit was $1.9 million for the second quarter of 2003, as compared to operating profit of $2.9 million for the second quarter of 2002, due to lower sales volumes and $0.9 million of higher raw material costs.

Late in the quarter, OMNOVA implemented about $5.3 million in annualized price increases across several of its decorative product lines. In addition, it introduced new Viewnique™ surface solutions that use digital imaging technology to cost-effectively reproduce custom, one-of-a-kind designs onto wallcovering, turning commercial interior spaces into compelling visual statements. The Company also won new business from a leading health care furniture manufacturer for its Endurion™ coated fabrics, which offer exceptional stain resistance and repeatable cleanability. OMNOVA began receiving orders for two new coated fabric lines for the residential furniture market that were developed by its joint venture company in China. The building products business received strong interest in its recently introduced Peel & Stick TPO (thermoplastic) commercial roofing product that will reduce customer installation costs.

Performance Chemicals—Net sales during the second quarter of 2003 increased 7.1% to $83.0 million versus $77.5 million in the second quarter of 2002. Product pricing actions and business at new accounts contributed to the increase.

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OMNOVA Add 3

Segment operating profit was $2.0 million in the second quarter of 2003 as compared to $8.2 million in the second quarter of 2002. Included in segment operating profit for the second quarter of 2003 was a restructuring and severance charge of $0.2 million related to previous reductions in workforce. Included in segment operating profit for the second quarter of 2002 was a gain of $2.1 million related to the sale of the Company’s Greensboro, North Carolina facility. Segment operating profit excluding these items was $2.2 million in the second quarter of 2003, as compared to $6.1 million in the second quarter of 2002, primarily as a result of higher raw material costs.

Compared to last year, raw material costs were up $10.5 million during the quarter due to significantly higher oil and natural gas feedstock costs. In response to the raw material inflation, Performance Chemicals implemented price increases across all product lines in the second quarter. As of the end of the second quarter of 2003, in comparison to raw material and product pricing as of the end of the second quarter of 2002, the segment has had, on an annualized basis, $39 million in raw material cost inflation partially offset by product price increases.

During the quarter, Performance Chemicals also gained new business in the coated paper and adhesives industries in North America, and won new accounts in Europe for products sold into the opacifier (personal care) and nonwovens markets.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call on Wednesday, June 25, 2003, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, July 1, 2003. A telephone replay will also be available beginning at 2:30 p.m. EDT on June 25, 2003, and ending at 11:59 p.m. EDT on July 1, 2003. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 687672.

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Non-GAAP and Other Financial Measures—This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net (loss) income and net (loss) earnings per diluted share excluding restructuring and severance costs and deferred financing costs write-off (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions, except per share data	2003	2002	2003	2002
(Loss) income before a cumulative effect of accounting change	$(5.0)	$5.5	$(11.9)	$6.0
Excluded items (net of tax)	(3.1)	2.0	(4.2)	1.9

(Loss) income before a cumulative effect of accounting change and excluded items (net of tax)	$(1.9)	$3.5	$(7.7)	$4.1

(Loss) earnings per diluted share before a cumulative effect of accounting change	$(.12)	$.14	$(.30)	$.15
(Loss) earnings per diluted share for excluded items (net of tax)	(.08)	.05	(.11)	.05

(Loss) earnings per diluted share before a cumulative effect of accounting change and excluded items (net of tax)	$(.04)	$.09	$(.19)	$.10

Number of diluted shares outstanding	39.9M	40.0M	39.9M	39.6M
Effective tax rate	0%	2%	2%	6%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating profit to consolidated (loss) income before taxes.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions	2003	2002	2003	2002
Decorative & Building Products	$93.6	$97.5	$172.3	$185.0
Performance Chemicals	83.0	77.5	157.7	146.3

Total Sales	$176.6	$175.0	$330.0	$331.3

Decorative & Building Products
Operating profit	$1.9	$2.9	$(1.3)	$1.6
Restructuring and severance	.2	(.4)	(.6)	(.4)

D&BP segment operating profit	2.1	2.5	(1.9)	1.2
Performance Chemicals
Operating profit	2.2	6.1	3.7	13.0
Restructuring and severance	(.2)	2.1	(.4)	2.1

PC segment operating profit	2.0	8.2	3.3	15.1

Total Segment Operating Profit	$4.1	$10.7	$1.4	$16.3
Interest expense	(2.9)	(2.1)	(4.9)	(4.4)
Corporate expense	(3.1)	(3.3)	(5.4)	(5.8)
Restructuring and severance	—	.3	(.1)	.3
Deferred financing costs write-off	(3.1)	—	(3.1)	—

(Loss) Income Before Taxes	$(5.0)	$5.6	$(12.1)	$6.4

Capital expenditures	$1.9	$2.7	$4.2	$4.8

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OMNOVA Add 5

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions.

Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ markets; raw material prices for crude oil and chemical feedstocks including polyvinyl chloride, styrene and butadiene; acts of war or terrorism; availability of raw material feedstocks to the Company; competitive pressure on pricing; customer and/or competitor consolidation; availability of financing to fund operations at anticipated rates and terms; the Company’s acquisition activities; a prolonged work stoppage; governmental and regulatory policies; rapid increases in health care costs; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Add 6

OMNOVA Solutions Inc. is a technology-based company with 2002 sales of $681 million and 2,350 employees worldwide. OMNOVA is an innovator of decorative and functional surfaces, emulsion polymers and specialty chemicals.

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Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per-Share Data)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002	2003	2002
Net Sales	$176.6	$175.0	$330.0	$331.3

Costs and Expenses
Cost of products sold	133.1	124.5	248.5	235.2
Selling, general and administrative	34.8	36.5	68.9	71.1
Depreciation and amortization	6.8	7.3	13.6	14.5
Interest expense	2.9	2.1	4.9	4.4
Other expense (income), net	.9	1.0	2.0	1.7
Restructuring and severance	—	(2.0)	1.1	(2.0)
Deferred financing costs write-off	3.1	—	3.1	—

	181.6	169.4	342.1	324.9

(Loss) Income Before Income Taxes	(5.0)	5.6	(12.1)	6.4
Income tax expense (benefit)	—	.1	(.2)	.4

(Loss) Income Before Cumulative Effect of Accounting Change	$(5.0)	$5.5	$(11.9)	$6.0
Cumulative Effect Of Accounting Change	—	—	—	(142.5)

Net (Loss) Income	$(5.0)	$5.5	$(11.9)	$(136.5)

Basic (Loss) Earnings Per Share:
(Loss) Earnings before cumulative effect of accounting change	$(.12)	$.14	$(.30)	$.15
Cumulative effect of accounting change	—	—	—	(3.60)

Net (Loss) Earnings Per Basic Share	$(.12)	$.14	$(.30)	$(3.45)

Diluted (Loss) Earnings Per Share
(Loss) Earnings before cumulative effect of accounting change	$(.12)	$.14	$(.30)	$.15
Cumulative effect of accounting change	—	—	—	(3.57)

Net (Loss) Earnings Per Diluted Share	$(.12)	$.14	$(.30)	$(3.42)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	May 31, 2003	November 30, 2002
Assets:	(Dollars in millions)
Current Assets
Cash and cash equivalents	$6.7	$8.4
Accounts receivable, net	101.6	42.8
Inventories	57.0	48.3
Deferred income taxes	11.8	11.8
Prepaid expenses and other	10.2	4.8

Total Current Assets	187.3	116.1

Property, plant and equipment, net	185.3	193.0
Goodwill, net	41.7	41.1
Trademarks and other intangible assets, net	34.3	35.6
Prepaid pension	56.5	55.4
Other assets	28.4	24.9

Total Assets	$533.5	$466.1

Liabilities and Shareholders’ Equity:
Current Liabilities
Current portion of long-term debt	$—	$6.0
Accounts payable	94.6	83.7
Accrued payroll and personal property taxes	12.1	14.0
Other current liabilities	13.0	11.6

Total Current Liabilities	119.7	115.3

Long-term debt	198.0	126.5
Postretirement benefits other than pensions	51.6	51.4
Deferred income taxes	11.8	11.8
Other liabilities	13.6	13.9

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 41.8 million shares outstanding	4.2	4.2
Additional contributed capital	309.3	309.3
Retained deficit	(159.9)	(148.0)
Treasury stock at cost; 2.0 million shares and 2.1 million shares	(12.9)	(13.3)
Accumulated other comprehensive loss	(1.9)	(5.0)

Total Shareholders’ Equity	138.8	147.2

Total Liabilities and Shareholders’ Equity	$533.5	$466.1